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                                                                    Exhibit 99.1

Tuesday April 9, 10:09 am Eastern Time

Press Release

SOURCE: Salix Pharmaceuticals, Ltd.

Salix Pharmaceuticals to Present At Suntrust Robinson Humphrey 31st Annual Institutional Conference

RALEIGH, N.C.--(BUSINESS WIRE)--April 9, 2002--Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP - news) today announced that the Company will present at the
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SunTrust Robinson Humphrey Institutional Conference in Atlanta, Georgia on
Tuesday, April 16, 2002 at 1:25 p.m. EDT.

Interested parties can access a live audio webcast of the presentation at or http://www.suntrustrh.com or http://www.salixpharm.com. A replay of the
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presentation will be archived and available through April 22.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license late-stage or marketed proprietary therapeutic drugs; complete the required development and regulatory submission of these products; and market them through the Company's 60-member gastroenterology specialty sales force. Salix's lead product is COLAZAL(R), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix's next product candidate is LUMENAX(TM) (rifaximin), currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers' diarrhea to the FDA on December 26, 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP." For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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Contact:

     Salix Pharmaceuticals, Ltd.
     Adam C. Derbyshire, Vice President and Chief Financial
     Officer, 919/862-1000
      or
     Mike Freeman
     Director, Investor Relations and Corporate
     Communications, 919-862-1000